EXHIBIT 6.28

                            ASSET PURCHASE AGREEMENT

         This Asset Purchase Agreement is dated this 28th day of July, 1999, between A-Ace Towing, Muhammad A. Choudary and Kurshid A. Choudary ("Sellers"), and 1-800- AutoTow, Inc., a Delaware Corporation ("ATOW") and 1-800-AutoTow Gulf Coast S.W. ("ATOW SUB"), a Texas Corporation ("Purchasers"). Sellers desire to sell to Purchasers and Purchasers desire to purchase from Sellers certain of the Assets (as defined below) of Sellers, upon the terms and conditions set forth below.

         Therefore, in consideration of the covenants, representations, warranties and agreements contained in this Agreement, the receipt and sufficiency of which are acknowledged, the parties intending to be legally bound, covenant and agree as follows:

         1. Definitions. The following words shall mean, when used in this Agreement:

         (a) "Assets" shall mean all of the rights and assets of the Sellers, whether real, personal or mixed, tangible or intangible, which are used in or relate to the vehicle towing business of Sellers located and operated at 12761 Nacogdoches Drive, San Antonio, Texas 78217 (the "premises"), excluding cash and accounts receivable, and including but not limited to the following: the goodwill associated with the business, all permits, licenses, agreements and rights associated with the towing business, trucks, office equipment and supplies, cash registers, furniture and furnishings, telephone and other communication systems, computer hardware and software systems, all contracts and agreements made on behalf of Sellers pertaining to its business and books of account, files, ledgers, vendor lists, customer records, operations manuals, confidential information, papers and records pertaining to its businesses at the premises and the name "A-Ace Towing.

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         (b)      "Closing" shall mean the events which take place for the
                  purpose of the consummation of this Agreement, the same to occur at the offices of ATOW on July 28, 1999.

         2. Sale and Transfer of Assets. Upon the terms and subject to the conditions set forth in this agreement, Sellers agree to sell, transfer, assign, grant, convey and deliver to ATOW SUB, at Closing, free and clear of all mortgages, liens, security interests, pledges, charges and other encumbrances and ATOW SUB agrees to purchase from Sellers, at Closing, all of Sellers' Assets, except those Assets excluded above. The parties also expressly agree that the name A-Ace Towing shall be an asset transferred by Sellers to ATOW SUB.

         3. Assumption of Liabilities or Obligations. ATOW SUB has not assumed, and is not assuming, any liability or obligation of Sellers of any nature, known or unknown, existing or contingent, including but not limited to any liabilities or obligations with respect to any employees of Sellers other than as specifically provided in this Agreement. All liabilities of Sellers shall continue to be the sole responsibility of Sellers, which shall pay and discharge all of such liabilities as they come due. Sellers agree to indemnify and hold ATOW and ATOW SUB harmless from and against any loss, liability, damage, cost or expense in respect of any liabilities or obligations.

         4. Payment for the Assets.

         (a)      The purchase price for the Assets shall be $845,000.

         (b) The purchase price paid at closing shall be: $362,000 and a promissory note, attached as Exhibit B, in the amount of $200,000 at 8% interest. Interest is payable quarterly with the principal due on or before April 1, 2000.

         (c) ATOW shall also transfer to Sellers at closing ATOW Common Stock in an amount equal to $283,000.00 dollars at the average closing stock price for the five (5) trading days prior to the Closing and the five (5) trading days subsequent to the Closing less a thirty percent discount. The shares issued to the seller will be restricted as to their sale subject to Rule 144.

         (d) Any sales tax, use tax, excise tax, transfer tax, recording fee or other tax or fee imposed upon the transfer of the Assets from Sellers to ATOW shall be paid by ATOW SUB.

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         5. Instruments of Transfer. Sellers agree to execute and deliver to
ATOW SUB such instruments of transfer, assignment and conveyance as shall be necessary in the judgment of ATOW to vest in ATOW SUB good and marketable title to the Assets free and clear of all mortgages, liens, security interests, pledges, charges and other encumbrances except as specifically set forth in Exhibit A subject to the provisions of (2) above. Such instruments of transfer shall include but not be limited to a Bill of Sale in the form of attached Exhibit D, a lease agreement (Exhibit E) for the premises and a vehicle service contract for maintenance and repair (Exhibit F). Further, ATOW and ATOW SUB agree that Muhammad A. Choudary shall be employed by ATOW SUB pursuant to an employment agreement attached hereto as Exhibit G.

         6. Asset Value. Upon completion of due diligence, should ATOW determine the fair market value of an asset detailed in Exhibit C is less than the listed value, the parties agree to negotiate in good faith to establish a fair value. If the parties are unable to arrive at an agreement as to the value of any specific asset, ATOW reserves the right to exclude that asset from the assets being purchased and reduce the purchase price by an amount equal to the estimated fair market value listed on Exhibit C. In the event the total of such excluded assets equals or exceeds 10% of the total assets listed on Exhibit C, ATOW shall be exempt from having to honor any agreement to purchase the assets of SELLER.

         7. Cooperation. SELLER agrees to cooperate fully with ATOW in completing its due diligence including, but not limited to the following:

         (a) Communicating with all creditors in writing or otherwise to verify the nature and extent of their liabilities; and

         (b) obtaining and/or assigning all contracts, permits, regulatory clearances, federal, state or local licenses and approvals. At the option of ATOW, it may elect to close this transaction prior to completing all such assignments and approvals. In the event that ATOW elects to do so, SELLER agrees to undertake good faith efforts to assist ATOW in obtaining such assignments, licenses or approval.

         8. Representations and Warranties of Sellers. Sellers represent, warrant and agree to and with ATOW and ATOW SUB as follows:

         (a) Sellers have all requisite power and all necessary permits, certificates, contracts, approvals and other authorizations required by any and all federal, state, city, county or other municipal bodies to own, lease, use and operate its properties and to conduct its business in the manner in which such business is presently conducted.

         (b) The execution, delivery and performance of this Agreement have been duly authorized by the Sellers, and Sellers have the complete and unrestricted power and authority, and has taken all action necessary, to enter into, execute and deliver this Agreement and to perform all of its obligations hereunder.

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         (c)      Upon execution and delivery of it on the part of Sellers and
                  ATOW and ATOW SUB, this Agreement shall constitute the valid and legally binding obligation of Sellers enforceable in accordance with its terms except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights. This Agreement does not violate any law or regulation and does not conflict with any other agreement affecting Sellers or the Assets.

         (d) The representations made in Exhibit H hereto are correct and accurately reflect the business conducted at the premises. The Sellers understand that the Purchasers are relying on the accuracy of these representations to evaluate the value of the assets being acquired on a going concern basis and Sellers warrant that this is a true and accurate statement of the Sellers' financial history and condition. The Sellers agree that they will pay, settle, or otherwise dispose of all their liabilities, both current and contingent in such a manner as to not damage or diminish the value of the assets being acquired including, but not limited to trademarks, trademarks, contracts, and goodwill.

         (e) Sellers have good and marketable title to all of the Assets, free and clear of all mortgages, liens, security interests, pledges, charges or other encumbrances. In the event that any of Sellers' Assets are encumbered, payment of such encumbrances shall be made by Sellers at Closing out of the proceeds received from the sale of the Assets.

         (f) Exhibit I contains a list of all agreements, commitments and contracts, written or oral, pertaining to the Assets and to which Sellers are a party, which (i) are not terminable on 30 days' notice or less without any obligation of Sellers, and
                  (ii) which are either individually or in the aggregate material to Sellers.

         (g) There is no action, suit, proceeding, inquiry or investigation at law or in equity, or before any court, arbitrator, public board or body, pending or threatened against Sellers in which an unfavorable decision, ruling or finding would in any way adversely affect the transaction contemplated by this Agreement or the business, assets or financial condition of Sellers.

         (h) Sellers are not obligated under any contract or agreement or subject to any charge or other restriction which materially and adversely affects the business, assets or financial condition of Sellers. Sellers are not in violation or default under any indenture, contract, lease or agreement to which it is a party or by which the Assets are bound or with respect to any law, regulation, rule, order, writ, injunction or decree of any court or any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, nor will the execution, delivery and performance of this Agreement cause or result in any such violation or default or result in the creation of any lien, claim, pledge or encumbrance or any kind upon any of the Assets of Sellers.
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         (i)      Sellers have filed all federal, state and local income,
                  franchise, capital stock, sales or use, excise, property or other tax returns which are required to be filed by Sellers and has paid all taxes as shown on such returns and on any assessment received by Sellers and all other taxes payable without requiring the filing of any return. Such tax returns are correct and complete and Sellers have not received any notice of any proposed tax deficiency.

         (j) All of the Assets are adequately insured against loss and all insurance policies relating to them will be assigned to ATOW SUB, if ATOW SUB so requests.

         (k) All tangible Assets of Sellers are in good order and repair and in good operating condition, reasonable wear and tear excepted, and suitable for the uses for which intended.

         (l) Sellers are not subject to any order of any court or governmental authority or agency, nor is there any legal action, governmental proceeding or investigation pending or threatened or known to Sellers to compel Sellers to make any material change in the character or location of any of the assets or that would materially and adversely affect the assets or which could subject Sellers to any fine, forfeiture or other sanction.

         (m) With respect to the premises, Sellers have not engaged in, or allowed third parties to engage in, any actions, and Sellers have no knowledge of any fact or condition, which would constitute a violation of the National Environmental Policy Act, 42 USCA, Section 4321 et seq., the Resource Conservation Recovery Act (RCRA) 42 USCA, Section 6901 et seq., the Comprehensive Environmental Response Compensation and Liability Act (CERCLA) 42 USCA, Section 6911 et seq., or any regulations promulgated by the United States Environmental Protection Agency pursuant to those Acts, or any applicable state or local environmental law, regulation or order. Sellers shall be solely responsible, and ATOW and ATOW SUB shall have no liability, for any and all liability resulting from such violation which occurs prior to the Closing, even if the violations are not discovered until after the date of the final Closing documents. Any such liability shall include but not be limited to, any costs, penalties, assessments, expenses or fees, including reasonable attorneys' fees, incurred by ATOW and or ATOW SUB in connection with bringing the premises into full compliance with applicable environmental laws, statutes, ordinances, rules and regulations.

         (n) The only persons (including, but not limited to, governmental authorities and agencies, creditors of Sellers, parties to leases and subleases or any other instruments or agreements to which Sellers are a party or by which it is bound) whose approval or consent to the execution, delivery and performance of this Agreement by Sellers is legally or contractually required are specified on attached Exhibit J, and the approvals and consents of all such persons will be duly

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                  obtained by Closing, or alternatively, waived in writing by
                  ATOW SUB and obtained by Sellers promptly after Closing, in which event the transfer under this Agreement relating to the subject matter of such consent shall be deemed to be conditional on receipt of such consent.

         (o) Neither this Agreement nor any Exhibit or financial statement, certificate or other written material furnished by or on behalf of Sellers contain any untrue statement of a fact or omits to state a fact necessary in order to make the statements contained in it not misleading. There is no fact known to Sellers which materially and adversely affects the business or financial condition of Sellers or the assets which has not been set forth in this Agreement or in any Exhibit, or financial statement, certificate or other written material furnished pursuant to it.

         (p) The parties agree that the terms and conditions of this Agreement are highly confidential in nature and both the Purchasers and Sellers agree not to disclose the terms and conditions of this Agreement without the written consent of the other, unless such disclosure is required by law. Violation of this provision may, at the discretion of the other party, be cause for termination and the non-disclosing party shall be entitled to damages in an amount equal to the costs of its due diligence including staff, attorney, accounting, travel, and related expenses. The Sellers recognize that this non-disclosure provision shall not extend to regulatory requirements of the Securities and Exchange Commission or to any filing in connection with a Registration Statement or other required filing.

         (q) Except as contemplated in this Agreement, since the most recent fiscal year end, the Sellers have conducted their business only in the ordinary course of business and there have not been any material changes with respect to the Sellers. Without limiting the generality of the foregoing, since that date, the Sellers have not:

                  (i) sold, assigned, transferred, mortgaged, pledged, subjected to lien, or entered into any conditional sale or other title retention agreement with respect to any of the assets being purchased;

                  (ii) entered into any agreement with any labor union or association representing any employee or made any wage or salary increase or bonus, or increase in any other direct or indirect compensation or employment agreement, for any of its officers, directors or employees.

         9. Seller acknowledges that each certificate representing 1-800-AutoTow's Common Stock acquired pursuant to this Agreement shall bear the following restrictive legend:

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         THE SECURITIES REPRESENTED BY THE CERTIFICATE (THE "SHARES") HAVE NOT
         BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"). THE SECURITIES MAY NOT BE SOLD OR OFFERED FOR SALE OR OTHERWISE DISTRIBUTED WITHOUT ONE OF THE FOLLOWING:

         (i) AN EFFECTIVE REGISTRATION STATEMENT FOR THE SHARES UNDER THE SECURITIES ACT, OR

         (ii) AN OPINION OF COUNSEL, SATISFACTORY TO THE CORPORATION, THAT SUCH REGISTRATION IS NOT REQUIRED AS TO SAID SALE, OFFER OR DISTRIBUTION.

         Seller's further acknowledge that they are acquiring 1-800-AutoTow Common Stock for their own account and not with a view to its distribution within the meaning of Section 2(11) of the Securities Act. Sellers are "accredited investors" as such term is defined in Rule 501(a) under the Securities Act.

         10. Representations and Warranties of ATOW and ATOW SUB. ATOW and ATOW SUB represent, warrant and agree as follows:

         (a) ATOW and ATOW SUB are corporations duly organized, validly existing and in good standing under the laws of the State of Delaware and Texas respectively.

         (b) ATOW and ATOW SUB have the power and authority, and have taken all action necessary to enter into, execute and deliver this Agreement and to perform all of its obligations under it.

         (c) Upon execution and delivery of it on the part of Sellers, ATOW and ATOW SUB, this Agreement shall constitute the valid and legally binding obligation of ATOW and ATOW SUB, enforceable in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally. This Agreement does not violate any law or regulation pertaining to ATOW and ATOW SUB and does not conflict with any other agreement affecting ATOW and ATOW SUB.

         (d) ATOW SUB hereby assume all liability, on the first day after the Closing, under the leases and subleases with respect to the premises (subject to the provisions of Section 6), and ATOW SUB shall indemnify and hold harmless Sellers and any of their officers, directors and shareholders who personally guaranteed the performance of Sellers under them.

         11. Survival of Representations; Indemnification. The representations, warranties, covenants and agreements contained in this Agreement shall survive Closing, regardless of any investigations made by or on behalf of, or knowledge of, any of the parties. Sellers agree to indemnify ATOW and ATOW SUB, its successors and assigns, against, and hold them harmless from and in respect of,

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any loss, liability, damage, cost or expense accruing from or resulting by reason of any falsity or breach of the representations, warranties, covenants or agreements made or to be performed by Sellers pursuant to this Agreement. ATOW and ATOW SUB agree to indemnify Sellers, their successors and assigns, against, and hold them harmless from and in respect of, any loss, liability, damage, cost or expense accruing from or resulting by reason of any falsity or breach of the representations, warranties, covenants or agreements made or to be performed by ATOW and ATOW SUB pursuant to this Agreement. For the purposes of this indemnification, ATOW and ATOW SUB shall have the right to recoup any amount paid to Muhammad A. Choudary and Kurshid A. Choudary as a result of a non-assumed claim or liability.

         12. Compliance with Bulk Sales. Sellers and ATOW SUB agree to waive compliance with any applicable laws of the State of Texas pertaining to Bulk Transfers. In consideration of such waiver, and without limiting any provisions of Section 8, Sellers agree to indemnify and hold harmless ATOW and/or ATOW SUB from and against, and allow ATOW and/or ATOW SUB to set off against amounts due to Sellers, any and all losses, liabilities, claims, damages or expenses, including attorneys' fees, arising as a result of claims or demands by third parties against Sellers in connection with its operation of its business prior to Closing.

         13.      Non-Compete Agreement.

         (a) Prohibited Activities. Kurshid A. Choudary shall enter into a non-competition agreement which shall be in the form attached as Exhibit 12 A.

         (b) Damages. Because of the difficulty of measuring economic losses to ATOW or ATOW SUB as a result of a breach of the foregoing covenant, and because of the immediate and irreparable damage that could be caused to ATOW and/or ATOW SUB for which it would have no other adequate remedy, each individual agrees that the foregoing covenant may be enforced by ATOW or ATOW SUB, in the event of breach by such individual, by injunctions and restraining orders.

         (c) Reasonable Restraint. It is agreed by the Parties hereto that the foregoing covenants in this section impose a reasonable restraint on the individuals in light of the activities and business of ATOW or ATOW SUB on the date of the execution of this Agreement and the current plans of ATOW and ATOW SUB; but it is also the intent of ATOW, ATOW SUB and the Individuals that such covenants be construed and enforced in accordance with the changing activities and business of ATOW and ATOW SUB throughout the term of this covenant.

                  It is further agreed by the Parties hereto that, in the event that any individual shall enter into a business or pursue other activities not in competition with ATOW or ATOW SUB and/or any subsidiary thereof, or similar activities or business in locations the operation of which, under such circumstances, does not violate clause Section 12(a), and in

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                  any event such new business, activities or location are not in violation of this Section 12 or of such individual's obligations under this Section 12, if any, such individual shall not be chargeable with a violation of this Section 12 if ATOW or ATOW SUB shall thereafter enter the same, similar or a competitive (i) business, (ii) course of activities or (iii) location, as applicable.

         (d) Severability; Reformation. The covenants in this section are severable and separate, and the unenforceability of any specific covenant shall not affect the provisions of any other covenant. Moreover, in the event any court of competent jurisdiction shall determine that the scope, time or territorial restrictions set forth are unreasonable, then it is the intention of the Parties that such restrictions be enforced to the fullest extent which the court deems reasonable, and the Agreement shall thereby be reformed.

         (e) Independent Covenant. All of the covenants in this Section 12 shall be construed as an agreement independent of any other provision in this Agreement, and the existence of any claim or cause of action of any individual against ATOW or ATOW SUB whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by ATOW or ATOW SUB of such covenants. It is specifically agreed that the period of five (5) years stated at the beginning of this Section 10, during which the agreements and covenants of each individual made in this Section 12 shall be effective, shall be computed by excluding from such computation any time during which such individual is in violation of any provision of this Section
                  12. The covenants contained in this Section 12 shall not be affected by any breach of any other provision hereof by any Party hereto, except that upon ATOW or ATOW SUB admission in writing, or a final judicial determination which is not the subject of appeal or further appeal by ATOW or ATOW SUB, that either ATOW or ATOW SUB has materially breached Muhammad A. Choudary's Employment Agreement (if applicable), and ATOW or ATOW SUB failure to cure such material breach within 30 days of such admission or final judicial determination, whichever is applicable, then the covenants contained in this Section 12 with respect to Muhammad A. Choudary will expire. The covenants contained in this Section 12 shall have no effect if the transactions contemplated by this Agreement are not consummated.

         (f) Materiality. ATOW and ATOW SUB and the individuals hereby agree that this covenant is a material and substantial part of this transaction.

         14.      Miscellaneous.

         (a) The parties understand that notwithstanding any other representation to the contrary, the agreement is subject to ATOW obtaining financing for this transaction prior to July 30, 1999. Should ATOW not obtain financing for this

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                  transaction prior to July 30, 1999, this agreement shall be null and void and neither party shall owe any amount to the other, unless the parties, in writing, agree to extend this agreement.

         (b) Seller shall make all current and prior years financial books and records available to ATOW SUB upon request during reasonable business hours.

         (c) From and after the date of Closing, Sellers shall execute and deliver to or cause to be executed and delivered to ATOW SUB any such further instruments of transfer, assignment and conveyance and shall take such other action as ATOW SUB may reasonably require to carry out more effectively the sale, transfer, assignment and conveyance to ATOW SUB of the assets and to confirm and assure ATOW SUB's title to them.

         (d) Each party covenants and agrees that it shall be responsible for and shall bear its own legal and other costs and expenses in connection with the negotiation, preparation and execution of this Agreement, and performance of the transactions contemplated by it.

         (e) Neither party shall assign, in whole or in part, this Agreement or its rights and obligations under it without the express prior written consent of the other party.

         (f) In the event that any provision of this Agreement shall be held invalid, illegal or unenforceable under applicable law, the remainder of this Agreement shall remain valid and enforceable unless such invalidity, illegality or unenforceability substantially diminishes the rights and obligations, taken as a whole, of Sellers or ATOW or ATOW SUB.

         (g) This Agreement and the Exhibits contain the entire agreement among the parties with respect to the sale and purchase of the Assets and supersede all previous written or oral negotiations, commitments and writings.

         (h) This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

         (i) This Agreement may be amended only in writing executed by the parties affected by such amendment.

         (j) This Agreement shall be construed, interpreted and enforced in accordance with the laws of the State of Florida.

         (k) Any controversy or claim arising out of or relating to this contract, or the breach thereof, shall be settled by arbitration administered by the American Arbitration Association (AAA), in its Miami, Florida branch office, under its Commercial Arbitration rules, and judgement on the award rendered by the arbitrator(s) may be entered in any court of competent jurisdiction within the State of Florida.

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         In witness, the parties have caused this Agreement to be duly executed under seal as of the date written above.



Attest: /s/ V. Gelormine            By: /s/ Kurshid A. Choudary
        -----------------               ----------------------
        V. Gelormine                    Kurshid A. Choudary
                                        Seller

Attest: /s/ V. Gelormine            By: /s/ M. Choudary
        -----------------               ----------------------
        V. Gelormine                    M. Choudary
                                        Seller


                                    1-800 AUTOTOW GULF COAST S. W., INC.


Attest: /s/ Steven B. Teeters       By: /s/ E. A. Iarocci
        ------------------------        -------------------
        Steven B. Teeters               E. A. Iarocci
                                        President

                                    1-800-AUTOTOW, INC.

Attest: /s/ Steven B. Teeters       By: /s/ E. A. Iarocci
        ------------------------    -------------------
        Steven B. Teeters           E. A. Iarocci
                                    Sr. V.P./COO

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